Exhibit 99.1

GeoVax Labs Announces $4.5 Million Registered Direct Offering Priced At-the-Market Under Nasdaq Rules

ATLANTA, GA, March 24, 2025 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing immunotherapies and vaccines against cancer and infectious diseases, today announced that it has entered into a securities purchase agreement with a single healthcare-focused institutional investor for the purchase and sale of 3,435,115 shares of its common stock (or common stock equivalents in lieu thereof) and warrants to purchase up to an aggregate of 3,435,115 shares of common stock in a registered direct offering (the "Offering") at a combined purchase price of $1.31 per share and accompanying warrant, priced at-the-market under Nasdaq rules. The warrants will have an exercise price of $1.31 per share, will be exercisable upon shareholder approval and will expire 5 years from shareholder approval.

The closing of the Offering is expected to occur on or about March 25, 2025, subject to the satisfaction of customary closing conditions. The gross proceeds from the Offering are expected to be approximately $4.5 million, before deducting placement agent fees and other estimated offering expenses. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes.

A.G.P./Alliance Global Partners is acting as sole placement agent for the Offering.

The Offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-277585) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed Offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

In connection with the offering, the Company also agreed to amend existing warrants to purchase up to 2,675,610 shares of the Company's common stock, with an exercise price of $5.00 per share, that were previously issued to the investor participating in this offering. Effective upon closing of this Offering, such existing warrants will be amended to reduce the exercise price to $1.31 per share and the term of such existing warrants will be amended to 5 years from the closing date of the offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel vaccines for many of the world’s most threatening infectious diseases and therapies for solid tumor cancers. The company’s lead clinical program is GEO-CM04S1, a next-generation COVID-19 vaccine for which GeoVax was recently awarded a BARDA-funded contract to sponsor a 10,000-participant Phase 2b clinical trial to evaluate the efficacy of GEO-CM04S1 versus an approved COVID-19 vaccine. In addition, GEO-CM04S1 is currently in three Phase 2 clinical trials, being evaluated as (1) a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient, (2) a booster vaccine in patients with chronic lymphocytic leukemia (CLL) and (3) a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. In oncology the lead clinical program is evaluating a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, having recently completed a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. A Phase 2 clinical trial in first recurrent head and neck cancer, evaluating Gedeptin® combined with an immune checkpoint inhibitor is planned. GeoVax has a strong IP portfolio in support of its technologies and product candidates, holding worldwide rights for its technologies and products. The Company has a leadership team who have driven significant value creation across multiple life science companies over the past several decades. For more information about the current status of our clinical trials and other updates, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

info@geovax.com

678-384-7220

Investor Relations Contact:

geovax@precisionaq.com

212-698-8696

Media Contact:

sr@roberts-communications.com

202-779-0929

###